Exhibit 4.06

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Alleghany Corporation (“Alleghany”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $1.00 per share (“Common Stock”). The following is a summary of the material terms of the Common Stock. This summary is qualified in its entirety by reference to Alleghany’s Restated Certificate of Incorporation (the “Charter”) and Amended and Restated By-laws (the “By-laws”), which are incorporated herein by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to Alleghany’s Annual Report on Form 10-K of which this Exhibit 4.06 is a part. We encourage you to read the Charter, the By-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”) for additional information.

Description of Common Stock

Authorized Capital Stock

The authorized capital stock of Alleghany currently consists of 30,000,000 shares, of which 22,000,000 are shares of Common Stock and 8,000,000 are shares of preferred stock, par value $1.00 per share.  Alleghany’s Board of Directors (the “Board”) is authorized to provide for the issuance of shares of preferred stock in one or more series and to fix for each such series such voting powers, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereon, as determined by the Board.

Voting Rights and Requirements

Holders of Common Stock are entitled to one vote for each share of Common Stock, except as otherwise set forth in the Charter. Except as otherwise provided in the rights, powers or preferences in any class or series of preferred stock of Alleghany or as required by law, the holders of Common Stock exclusively possess all voting power.  The holders of Common Stock have no conversion, redemption, preemptive or cumulative voting rights.

Under the By-laws, except as otherwise required by law or the Charter, a majority of the votes cast at a meeting at which a quorum is present will be sufficient for stockholders to take or authorize action upon any matter which may properly come before the meeting.  The By-laws provide that a nominee for director will be elected to the Board if the votes cast for such nominee exceed the votes against such nominee’s election; provided, however, that directors will be elected by a plurality of the votes cast at any meeting of the stockholders for which (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to stockholders.

Under the Charter, in addition to any vote that may be required by statute or otherwise, certain stockholder actions require approval by the affirmative vote of the holders of at least 75%

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of the voting power of the shares outstanding, including (i) the merger or consolidation of Alleghany with or into any other corporation (subject to certain exceptions), (ii) the dissolution of Alleghany, (iii) any sale, lease, exchange or other disposition of all or substantially all of the assets of Alleghany, (iv) the amendment, alteration, change or repeal of any provision of the Charter, (v) the amendment, alteration, change or repeal of any provision of the By-laws by the stockholders of Alleghany, (vi) any purchase, sale, lease, exchange or other acquisition or disposition of assets (other than pro rata dividends and distributions) having a value of $12 million or more by Alleghany (or any subsidiary or controlled company of Alleghany) to or from any 10% stockholder or its affiliates and (vii) any issuance of voting stock, or any security convertible into voting stock, to any 10% stockholder or its affiliates (other than pro rata issuances and certain equity compensation issuances); provided, however that clauses (vi) and (vii) do not apply to any transaction approved by a majority of a quorum of the whole Board, such majority consisting of continuing directors.

Dividends

Subject to any preferential rights of any series of preferred stock, holders of Common Stock are entitled to receive such dividends or distributions if, as, and when declared by the Board out of funds legally available for that purpose.  Alleghany is subject to certain statutory limitations on the declaration and payment of dividends, and payment of dividends also may be restricted by loan agreements, indentures and other transactions entered into by Alleghany from time to time.

Liquidation Rights

In the event of a liquidation, dissolution or winding up of Alleghany, holders of Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of Alleghany’s indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of preferred stock.

Stock Exchange Listing

The Common Stock is listed on the New York Stock Exchange under the trading symbol “Y”.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare.

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